UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instruction 1(b).
1. Name and Address of Reporting Person
   Woolen, Marvin A.
   3101 N. Elm St.
   Greensboro, NC USA 27415-6540
2. Issuer Name and Ticker or Trading Symbol
   CONE MILLS CORPORATION COE
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Statement for Month/Year
   11/30/98
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director  ( ) 10% Owner (x) Officer (give title below)
   ( ) Other (specify below)
   Vice President
7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |4000               |D     |                           |
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Common Stock               |      |    | |                  |   |           |3550               |I     |by 401k Trust [1]          |
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Common Stock               |      |    | |                  |   |           |500                |I     |by custoday for son        |
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Common Stock               |      |    | |                  |   |           |7500               |I     |by Mother                  |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Employee Stock Option |8.000   |     |    | |           |   |05/07|11/06|Common Stock|15000  |       |15000       |D  |            |
(right to buy)        |        |     |    | |           |   |/97 [|/06  |            |       |       |            |   |            |
                      |        |     |    | |           |   |2]   |     |            |       |       |            |   |            |
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Employee Stock Option |8.500   |     |    | |           |   |05/11|11/09|Common Stock|8000   |       |8000        |D  |            |
(right to buy)        |        |     |    | |           |   |/98 [|/07  |            |       |       |            |   |            |
                      |        |     |    | |           |   |3]   |     |            |       |       |            |   |            |
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Employee Stock Option |4.4375  |11/04|A   |V|15000      |   |05/04|11/03|Common Stock|15000  |       |15000       |D  |            |
(right to buy)        |        |/98  |    | |           |   |/99 [|/08  |            |       |       |            |   |            |
                      |        |     |    | |           |   |4]   |     |            |       |       |            |   |            |
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
Explanation of Responses:
1. Since last report, reporting person's account in the Company Stock Fund of the 401(k) acquired 495 shares.
2, 3, 4. Stock Option grants under 1992 Stock Option Plan and Plan as amended and restated. Options are exerciseable in annual cumulative 20% increments beginning on date exerciseable in Column 6.

MARVIN A. WOOLEN
SIGNATURE OF REPORTING PERSON
/Signature/
MARVIN A. WOOLEN
DATE
12/08/98